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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement.
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2)).
[X]  Definitive Proxy Statement.
[ ]  Definitive Additional Materials.
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                      NORTH COUNTRY FINANCIAL CORPORATION
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     4) Proposed maximum aggregate value of transaction:

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     5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

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     2) Form, Schedule or Registration Statement No.:

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     3) Filing Party:

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     4) Date Filed:

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PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION
CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

                      NORTH COUNTRY FINANCIAL CORPORATION

                             130 SOUTH CEDAR STREET
                           MANISTIQUE, MICHIGAN 49854

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 29, 2003

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of North Country Financial Corporation (the "Corporation"), a Michigan corporation, will be held on Thursday, May 29, 2003, at 6:00 p.m. at the Grand Traverse Resort and Spa, 100 Grand Traverse Village Boulevard, Acme, Michigan 49610, for the following purposes:

      1.  To elect two (2) directors, each to hold office for a three-year term.

      2. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

The board of directors has fixed March 31, 2003, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment of the meeting.

                                          By order of the Board of Directors

                                          /s/ Sherry Littlejohn

                                          Sherry L. Littlejohn
                                          President and Chief Executive Officer

YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY FORM, INDICATE YOUR CHOICE WITH RESPECT TO THE MATTERS TO BE VOTED UPON, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NOTE THAT IF THE STOCK IS HELD IN MORE THAN ONE NAME, ALL PARTIES MUST SIGN THE PROXY FORM.

Dated: April 29, 2003

                      NORTH COUNTRY FINANCIAL CORPORATION
                             130 South Cedar Street
                           Manistique, Michigan 49854

                                PROXY STATEMENT

This proxy statement and the enclosed proxy are furnished in connection with the solicitation of proxies by the board of directors of North Country Financial Corporation (the "Corporation"), a Michigan corporation, to be voted at the annual meeting of shareholders of the Corporation to be held on Thursday, May 29, 2003, at 6:00 p.m., at the Grand Traverse Resort and Spa, 100 Grand Traverse Village Boulevard, Acme, Michigan 49610, or at any adjournment or adjournments of the meeting, for the purposes set forth in the accompanying notice and in this proxy statement.

This proxy statement is being mailed on or about April 29, 2003, to all holders of record of common stock of the Corporation as of the record date. The board of directors of the Corporation has fixed the close of business on March 31, 2003, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment of the meeting. As of March 31, 2003, 7,019,152 shares of common stock were outstanding. Each outstanding share will entitle the holder to one vote on each matter presented for vote at the meeting.

If a proxy in the enclosed form is properly executed and returned to the Corporation, the shares represented by the proxy will be voted at the meeting and any adjournment of the meeting. If a shareholder specifies a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of all of the nominees named in the proxy statement and in accordance with the judgment of the persons named as proxies with respect to any other matter which may come before the meeting. A proxy may be revoked before exercise by notifying the President of the Corporation in writing or in open meeting, by submitting a proxy of a later date or attending the meeting and voting in person. All shareholders are encouraged to date and sign the enclosed proxy, indicate your choice with respect to the matters to be voted upon, and return it to the Corporation.

Votes cast at the meeting and submitted by proxy are counted by the inspectors of the meeting, who are appointed by the Corporation. A plurality of the votes cast at the meeting is required to elect the nominees as directors of the Corporation. The two individuals who receive the largest number of votes cast at the meeting will be elected as directors. Shares not voted at the meeting, whether by broker nonvote, or otherwise, will not be treated as votes cast at the meeting and will have no effect on the outcome of the voting. An abstention will be treated as a vote cast. An abstention will have no effect on the voting for directors.

                             ELECTION OF DIRECTORS

The bylaws of the Corporation provide for a board of directors consisting of a minimum of five (5) and a maximum of sixteen (16) members. The articles of incorporation of the Corporation and the bylaws also provide for the division of the board of directors into three (3) classes of nearly equal size with staggered three-year terms of office. Two persons have been nominated for election to the board, each to serve a three-year term expiring at the 2006 annual meeting of shareholders.

Unless otherwise directed by a shareholder's proxy, the persons named as proxy holders in the accompanying proxy will vote for Messrs. Bittner and Bouschor, the nominees named below. Each of the nominees is currently a director of the Corporation, and its subsidiary, North Country Bank and Trust (the "Bank"), and a member of the class of directors of the Corporation whose term expires at the 2003 annual meeting. In the event that either of the nominees shall become unavailable, which is not anticipated, the board of directors at its discretion may reduce the number of directors or designate substitute nominees, in which event the enclosed proxy will be voted for such substitute nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. BITTNER AND BOUSCHOR, THE TWO PERSONS NOMINATED BY THE BOARD.

INFORMATION ABOUT DIRECTORS AND NOMINEES

The following information has been furnished to the Corporation by the respective directors. Each of them has been engaged in the occupations stated below during the periods indicated, or if no period is indicated, for more than five years.

                                                                          DIRECTOR OF
                                                                AGE    CORPORATION SINCE
                                                                ---    -----------------
             NOMINEES FOR ELECTION AS DIRECTORS FOR TERMS EXPIRING IN 2006

Dennis Bittner
  Owner and President, Bittner Engineering                      54           2001

Bernard A. Bouschor
  Tribal Chairman, Sault Ste. Marie Tribe of Chippewa
  Indians                                                       54           1996

                          DIRECTORS WHOSE TERMS EXPIRE IN 2005

Ronald G. Ford
  Chairman of the Corporation and the Bank, May 2002 to
  present, Chairman and Chief Executive Officer prior to May
  2002                                                          55           1987

Sherry L. Littlejohn
  President and Chief Executive Officer of the Corporation
  and the Bank, May 2002 to present, President and Chief
  Operating Officer, 1999 to May 2002, and Executive Vice
  President and Chief Operating Officer, 1998.                  43           2003

                          DIRECTORS WHOSE TERMS EXPIRE IN 2004

Stanley J. Gerou II
  President, Gerou Excavating, Inc.                             54           1989

John D. Lindroth
  President, Superior State Agency, Inc. (insurance agency)     47           1987

Stephen Madigan
  Owner and President, Madigan-Pingatore Insurance Services     54           2001

Spencer Shunk
  Owner, Shunk Furniture                                        56           2001

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

The board of directors has an audit committee comprised of Dennis Bittner (chairman), Stephen Madigan (vice chairman)and Spencer Shunk. Eight meetings of the committee were held during 2002. The committee's primary function is to assist the board in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to shareholders and others, the systems of internal controls that management and the board have established and the audit process. The primary responsibilities of the audit committee are to:

      - provide assistance to the board in fulfilling its statutory and fiduciary responsibilities for examinations of the Corporation and its subsidiaries;

      - monitor accounting and financial reporting;

      - determine that there are adequate administrative, operating and internal accounting controls and that the Corporation is operating in accordance with prescribed procedures and codes of conduct;

      - serve as an independent and objective party in review of financial information as presented by management for distribution to shareholders of the Corporation and the public.

The compensation committee of the board of directors is comprised of Stanley Gerou (chairman), Bernard Bouschor (vice chairman) and John Lindroth. Five meetings of this committee were held in 2002. This committee's primary functions are to recommend annually to the board the salary of the executive officers, review with management the annual projected salary ranges and recommend those for board approval, and review the written personnel policy and the employee benefit package annually. The primary responsibilities of the compensation committee are to ensure that the compensation available to the board of directors and officers of the Corporation:

      - enables the Corporation to attract and retain high quality leadership;

      - provides competitive compensation opportunities;

      - supports the Corporation's overall business strategy; and

      - maximizes shareholder value.

The compensation committee, which also functions as the Corporation's nominating committee, is responsible for recommending to the board nominees to stand for election as directors and to fill any vacancies that may occur from time to time. In addition, the compensation committee is responsible for considering any nominations for director submitted by shareholders.

Shareholder proposed nominations must be made in accordance with the Corporation's articles of incorporation. The articles of incorporation provide, among other things, that shareholder proposed nominations must be accompanied by certain information concerning the nominee and the shareholder submitting the nomination and must be received by the Corporation no later than sixty (60) nor more than ninety (90) days prior to the first anniversary of the preceding year's annual meeting.

The board of directors held a total of 18 meetings during 2002. No director attended less than 75 percent of the aggregate number of meetings of the board and the committees on which he served in 2002, other than Mr. Bouschor, who attended 70% of the meetings. There are no family relationships between or among any of the directors, nominees, or executive officers of the Corporation.

REMUNERATION OF DIRECTORS

During 2002, through October, the directors of the Corporation each received a fee of $500 for attendance at meetings of the board, except for the Chairman who received $1,000 per meeting. Since November, 2002, the directors of the Corporation have not received any compensation for their service as members of the Corporation's board of directors. The directors of the Corporation also serve on the board of directors of the Bank, for which they were paid an annual fee for 2002 of $1,200 and a fee of $1,000 per meeting (except for the Chairman who received $1,400 per meeting) for attendance at Bank board meetings. For 2003, the directors of the Bank are expected to receive an annual fee of $1,200, and a fee of $1,000 for each meeting that is held of the board of directors of the Bank.

The Corporation's 2000 Stock Incentive Plan provides for the grant of options to eligible directors (i.e., nonemployee directors of the Corporation or the Bank) in addition to key employees. Options are granted at the discretion of the compensation committee of the board of directors of the Corporation. The term of each option is ten (10) years, subject to earlier termination in certain events, and the option price is 100% of fair market value on the date of grant. No options were granted to directors in 2002.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation received by the named executive officers for the three years ended December 31, 2002:

                                                                          Long-Term
                                          Annual Compensation            Compensation
                                   ----------------------------------    ------------
       Name and                                               Other        Options        All Other
  Principal Position       Year    Salary(1)    Bonus(1)    Annual(2)     Granted(#)     Compensation
  ------------------       ----    ---------    --------    ---------     ----------     ------------
Ronald Ford............    2002    $125,105        $0        $31,796             0         $181,612(3)(4)
  Chairman of the          2001    $282,400        $0        $16,600        50,000         $ 10,500(3)
  Corporation and          2000    $270,500        $0        $18,000        30,000         $  8,500(3)
  the Bank
Sherry Littlejohn......    2002    $250,000        $0        $ 7,200             0         $  6,000(3)
  President and CEO        2001    $250,000        $0        $ 8,700        50,000         $ 10,500(3)
  of the Corporation       2000    $250,000        $0        $11,700        20,000         $  8,500(3)
  and the Bank

(1) Includes amounts deferred by employees under the Corporation's retirement plans.
(2) Includes director fees paid. Perquisites and other personal benefits (valued on the basis of incremental cost to the Corporation) did not exceed the lesser of $50,000 or 10% of the salary and bonus for any of the named executive officers for any year, except for Mr. Ford, who received such items valued at approximately $17,200 for 2002, including approximately $8,600 for a retirement vacation trip.
(3) The amount disclosed includes the amounts contributed by the Corporation to the Corporation's defined contribution retirement plans.
(4) Includes $150,000 paid to Mr. Ford under the Chairman Agreement and $28,000 paid to Mr. Ford under the Consulting Agreement, each of which agreements is described below.

EMPLOYMENT AND CONSULTING AGREEMENTS

RONALD G. FORD. Mr. Ford had an Employment Agreement with the Corporation that was amended and restated on December 21, 2001 and was stated to be for a term expiring on December 31, 2001. The parties continued under the agreement, however, after such date. The agreement provided that Mr. Ford would serve as Chairman and Chief Executive Officer of the Corporation and the Bank, and provided for his compensation and benefits. As described below in the discussion of the Chairman Agreement, the Employment Agreement was terminated by the Chairman Agreement in April of 2002. Mr. Ford resigned as chief executive officer and as an employee of the Corporation and the Bank, effective April 30, 2002.

The Corporation and Mr. Ford entered into a Chairman Agreement as of April 12, 2002. Under the terms of the agreement, Mr. Ford has agreed to serve as non-executive Chairman of the board of directors of each of the Corporation and the Bank for the period commencing May 1, 2002 and ending on April 30, 2003. Mr. Ford's duties, as specified in the agreement, are (i) to perform the functions of the Chairman set forth in the respective bylaws of the Corporation and the Bank, (ii) to work with officers, employees, and customers of the Bank to resolve delinquent and problem loans and to address other non-performing assets, and (iii) to perform such other duties as may be delegated to him by the board of directors of the Corporation or of the Bank. Mr. Ford is acting as an independent contractor under this agreement.

Under the Chairman Agreement, Mr. Ford is to be paid $37,500 per month in arrears, commencing June 1, 2002 and ending May 1, 2003, in addition to reimbursement of reasonable travel and other expenses incurred in performance of his duties under the agreement. The Corporation also provides secretarial services and office space to permit Mr. Ford to carry out his duties. The obligation of the Corporation to provide the compensation and benefits under the agreement is contingent upon Mr. Ford's execution and delivery of a release of all claims against the Corporation, the Bank, and their respective current and former shareholders, directors, officers, employees, and agents relating to or arising from his employment with the Corporation.

The obligations of Mr. Ford under the Chairman Agreement will terminate upon his death or disability (as defined), or upon mutual agreement of the Corporation and Mr. Ford. In any such case, the compensation provided in the agreement would continue to be paid. The Corporation may terminate the agreement for cause (as defined), or for failure by Mr. Ford to fulfill his obligations under the agreement. In any such case, the compensation provided in the agreement would cease. The agreement further provides that Mr. Ford's Employment Agreement, referred to above, would terminate on April 30, 2002, and that the term of Mr. Ford's Consulting Agreement, described below, would commence on May 1, 2002.

Since October, 2001, the Corporation and the Bank have been required to obtain the prior approval of the Federal Deposit Insurance Corporation (the "FDIC") to enter into certain compensation, severance, or indemnification agreements (a "golden parachute" as defined in applicable FDIC regulations) with any director, officer, employee, or controlling shareholder of the Bank or the Corporation, or certain other persons participating in the affairs of the Bank or the Corporation, or to make any payment under such an agreement to any such person. The Chairman Agreement was such a golden parachute agreement and was entered into by the Corporation without the prior approval of the FDIC. As a result, during the regularly-scheduled safety and soundness examination of the Bank by the FDIC and the Michigan Office of Financial and Insurance Services (the "OFIS") which commenced in September, 2002, the Corporation and the Bank were directed by the FDIC and the OFIS to suspend cash payments to Mr. Ford under the Chairman Agreement. Under an Order entered by the FDIC and the OFIS on March 26, 2003, the Corporation and the Bank have been directed to seek restitution from Mr. Ford of all amounts paid to him under the Chairman Agreement.

Mr. Ford also has a Consulting Agreement with the Corporation which was amended and restated on December 21, 2001. Pursuant to the Consulting Agreement, for a period of 10 years following his termination of employment other than by reason of death or disability, Mr. Ford will consult with the executive officers and directors of the Corporation and the Bank with respect to such matters as may be reasonably requested by the Corporation and the Bank. Mr. Ford must reside in the direct geographical service area of the Corporation during the 10-year consulting term. The Corporation will pay Mr. Ford $7,000 per month for these services and will provide comprehensive medical and dental insurance benefits to him and his spouse and dependents. The Corporation will also provide Mr. Ford with the use of an automobile, which will be replaced with a new vehicle every 48 months.

Under the terms of the Consulting Agreement, Mr. Ford must not, for the 10-year term of the agreement and the two years after, (i) provide advice or assistance to, or be employed by, any person engaged in the business of providing banking or financial services within a 60 mile radius of any branch office of the Bank or any affiliated entity of the Corporation, (ii) solicit any employee of the Corporation or any of its subsidiaries to work for any other person, or (iii) solicit any existing or prospective customer of the Corporation or any of its subsidiaries with whom Mr. Ford has had contact during the two years preceding the expiration of the term of the agreement, or regarding which Mr. Ford received confidential information in connection with his services to the Corporation and its subsidiaries during such two-year period, in either case for the purpose of causing such customer or prospective customer to reduce or cease its business with the Corporation or any of its subsidiaries, or to divert business from the Corporation and its subsidiaries. Mr. Ford has also agreed not to disclose confidential information of the Corporation without the consent of the board of directors of the Corporation.

Mr. Ford's obligations under the Consulting Agreement, and the cash compensation obligations of the Corporation, terminate upon the death or disability of Mr. Ford. The health and medical benefits provided under the agreement continue, notwithstanding the death or disability of Mr. Ford, for the entire 10-year period, or if shorter, until the death of the last to die of Mr. Ford and his spouse. The Corporation may terminate the Consulting Agreement for Cause (as defined), and Mr. Ford may terminate the agreement at his option with eighteen months' prior written notice to the Corporation. Upon any such termination of the agreement, Mr. Ford will receive no further compensation under the agreement. The restrictive covenants of the agreement will remain in effect following any such termination, for the 10-year term of the agreement and the two years thereafter.

As noted above with respect to the Chairman Agreement, since October, 2001, the Corporation and the Bank have been required to obtain the prior approval of the FDIC to enter into any golden parachute agreement with any director, officer, employee, or controlling shareholder of the Bank or the Corporation, or certain other persons participating in the affairs of the Bank or the Corporation, or to make any payment under such an agreement to any such person. The Consulting Agreement was entered into by the Corporation after such restriction took effect and without the prior approval of the FDIC. Since the regularly-scheduled safety and soundness examination of the Bank by the FDIC and the OFIS which commenced in September, 2002, the Corporation has suspended cash payments to Mr. Ford under the Consulting Agreement, pending clarification of its status as a golden parachute agreement.

SHERRY L. LITTLEJOHN. Ms. Littlejohn's Employment Agreement, dated September 30, 2000, with the Corporation, is for a term of three years, with an automatic daily extension of its term unless thirty days' notice is given by either party to the other to discontinue the daily extensions. The Agreement provides that Ms. Littlejohn shall serve as President and Chief Operating Officer of the Corporation and the Bank.

Ms. Littlejohn's minimum annual salary under the Employment Agreement is $250,000, subject to at least annual review by the compensation committee of the Corporation's board of directors. Ms. Littlejohn is entitled to participate in the Corporation's bonus plan and long-term incentive plans, including the Corporation's 2000 Stock Incentive Plan, in amounts determined by the compensation committee of the Corporation's board of directors. She is also entitled to participate in the Corporation's Supplemental Executive Retirement Plan in accordance with its terms. Ms. Littlejohn is entitled to participate in all other employee benefit and welfare plans available to the Corporation's senior executives, receives the use of a car with a retail value of up to $50,000 and four weeks of paid vacation. She is also entitled to reimbursement of all reasonable out-of-pocket expenses incurred by her in performing her duties, subject to her maintenance of accurate records and applicable reimbursement policies of the Corporation.

If Ms. Littlejohn terminates her employment for Good Reason (defined as the material breach by the Corporation of the Employment Agreement or the occurrence of certain events in anticipation, or upon the occurrence, of a change in control of the Corporation) or the Corporation terminates her employment without Cause (as defined in the Agreement), upon Ms. Littlejohn's execution and delivery of a release of all claims against the Corporation, the Bank, and their respective current and former shareholders, directors, officers, employees, and agents relating to or arising from her employment with the Corporation, she will receive 12 quarterly payments, each in an amount equal to 25% of her then annual base salary (or if the termination occurs after a change in control of the Corporation, the greater of her annual base salary before or after the change in control), and for three years following the termination date, she and her spouse and dependents will receive medical and dental benefits under the Corporation's plans for active employees at the Corporation's expense. If, after a Change in Control (as defined in the Corporation's 2000 Stock Incentive Plan), Ms. Littlejohn terminates her employment for Good Reason or the Corporation terminates her employment without Cause, she shall receive the following benefits in addition to those noted above: outplacement services up to a maximum amount of 15% of her annual base salary (or if the termination occurs after a change in control of the Corporation, the greater of her annual base salary before or after the change in control), plus travel expense reimbursement for job search travel of up to $5,000; the same counseling services that may be available to employees of the Corporation pursuant to the "Employee Assistance Program;" and a cash payment within 90 days of the end of each of the three (3) calendar years during which Ms. Littlejohn receives payments from the Corporation under the agreement in an amount equal to the amounts that the Corporation would have contributed to its qualified retirement plan and Supplemental Executive Retirement Plan on her behalf during each such calendar year if she had continued her employment for the three-year period commencing on the date of her termination of employment and had earned the annual base salary (or if the termination occurs after a change in control of the Corporation, the greater of her annual base salary before or after the change in control) and a bonus equal to the bonus earned by her for the fiscal year ending immediately prior to the year in which the Change in Control occurs.

If Ms. Littlejohn's employment is terminated by the Corporation for Cause, or by voluntary termination by her other than for Good Reason, or by reason of her death or disability, she or her legal representative will receive her annual base salary and related benefits through the date of termination of her employment plus, in the case of her death or disability, a prorated amount of the bonus received by Ms. Littlejohn during the fiscal year preceding the termination of the agreement, and any other benefits she is entitled to under the Corporation's plans because of her death or disability. If any payment to Ms. Littlejohn is subject to the golden parachute excise tax under Section 4999 of the Internal Revenue Code, the Corporation will pay additional amounts, to Ms. Littlejohn or to tax authorities, such that the amount she receives equals the amount she would receive under the agreement if an excise tax were not imposed.

Under the terms of her Employment Agreement, Ms. Littlejohn must not, during her employment by the Corporation and for three years thereafter, (i) provide advice or assistance to, or be employed by, any person engaged in the business of commercial banking within a 60 mile radius of any branch office of the Bank or any affiliated entity of the Corporation, (ii) solicit any employee of the Corporation or any of its subsidiaries to work for any other person in which Ms. Littlejohn owns at least a 5% equity interest or from which she receives compensation, or (iii) solicit any existing or prospective customer of the Corporation or any of its subsidiaries with whom Ms. Littlejohn has had contact during the two years preceding the termination of her employment with the Corporation, or regarding which Ms. Littlejohn received confidential information in connection with her services to the Corporation and its subsidiaries during such two-year period, in either case for the purpose of causing such customer or prospective customer to reduce or cease its business with the Corporation or any of its subsidiaries, or to divert business from the Corporation and its subsidiaries. Ms. Littlejohn has also agreed not to disclose confidential information of the Corporation without the consent of the board of directors of the Corporation.

OPTION GRANTS IN LAST FISCAL YEAR

The Corporation's 2000 Stock Incentive Plan provides for the grant of options to key employees of the Corporation as well as eligible directors. Options are granted at the discretion of the compensation committee of the board of directors of the Corporation. The term of each option is up to ten (10) years, subject to earlier termination in certain events, and the option price is 100% of fair market value on the date of grant. No options were granted in 2002.

AGGREGATE STOCK OPTION EXERCISES IN 2002 AND YEAR-END OPTION VALUES

The following table provides information on the exercise of stock options during 2002 by the executives listed in the Summary Compensation Table and the value of unexercised options at December 31, 2002.

                           Shares                   Number of Securities         Value of Unexercised
                          Acquired                 Underlying Unexercised        In-the-Money Options
                             on        Value         Options at 12/31/02            at 12/31/02 (1)
                          Exercise    Realized    Exercisable/Unexercisable    Exercisable/Unexercisable
                          --------    --------    -------------------------    -------------------------
Ronald Ford                  0           $0            236,000/16,000                    $0/$0
Sherry Littlejohn            0           $0            173,665/16,000                    $0/$0

(1) Values are based on the difference between the last reported sale price of the Corporation's common stock on December 31, 2002 ($2.42), and the exercise prices of the options.

                         COMPENSATION COMMITTEE REPORT

Decisions on the compensation of the Corporation's executive officers are made by the board's compensation committee comprised of nonemployee directors. This committee consists of Stanley Gerou (chairman), Bernard Bouschor (vice chairman) and John Lindroth. This committee report addresses the Corporation's compensation policies and programs for the year ended December 31, 2002.

Base Salary -- Excluding consideration of other relevant factors, which may include individual performance, experience, expertise and tenure, the board intends to maintain the base salaries of the Corporation's executive officers and senior managers within peer group levels.

Annually, the committee reviews and approves the Corporation's annual salary structure and benefit programs for consideration by the entire board of directors. The committee's recommendation is based upon compensation levels established by the Corporation's peers and evaluations by consultants.

Long-Term Incentives -- To align the interests of its executive officers and senior managers with the Corporation's shareholders, the board's compensation strategy provides for a 401(k) matching contribution and equity-based compensation under the Corporation's stock compensation plans. Each of the Corporation's compensation plans has been adopted by the board of directors, and the equity-based compensation plans have been approved by the Corporation's shareholders.

                             Compensation Committee
              Stanley Gerou     Bernard Bouschor     John Lindroth

                             AUDIT COMMITTEE REPORT

The Corporation has established an audit committee of the Board of Directors which currently consists of Dennis Bittner (chairman), Stephen Madigan (vice chairman), and Spencer Shunk.

The Board of Directors has determined that each of the audit committee members is an "independent director," as such term is defined by Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards. The Board of Directors has adopted a written audit committee charter.

The audit committee has reviewed and discussed the Corporation's audited financial statements with management.

The audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (SAS 61), "Communication with Audit Committees," as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. The audit committee has considered the compatibility of the provision of non-audit services with maintaining the auditors' independence.

The audit committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board No. 1, "Independence Discussions with Audit Committees," as amended, and has discussed with the independent accountant the independent accountant's independence.

Based on the review and discussions referred to above, the audit committee has recommended to the Board of Directors that the audited financial statements be included in the Corporation's Annual Report on Form 10-K for 2002.

                                Audit Committee
              Dennis Bittner     Stephen Madigan     Spencer Shunk

AUDIT FEES

The following table summarizes fees for professional services rendered by Plante & Moran, PLLC, the principal accountant for the year ended December 31, 2002:

Audit fees                                                      $220,000
Financial information system design and implementation fees            0
All other fees                                                     3,530
                                                                --------
Total fees                                                      $223,530
                                                                ========

                INDEBTEDNESS OF AND TRANSACTIONS WITH MANAGEMENT

Certain of the directors and officers of the Corporation have had and are expected to have in the future, transactions with the Bank, or have been directors or officers of corporations, or members of partnerships or limited liability companies, which have had and are expected to have in the future, transactions with the Bank. In the opinion of management, except for the transactions described below, all such transactions (i) were made in the ordinary course of business, (ii) on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and (iii) did not involve more than normal risk of collectibility or present other unfavorable features.

In August 2002, the Bank renewed an inventory working capital line of credit, originated in June 1999, to a limited liability company owned by directors Ford and Lindroth and two former bank officers, secured by the inventory and guaranteed by the principals. The highest aggregate principal amount outstanding to the limited liability company since January 1, 2002 was $244,200, the interest rate is prime plus one percent, and the principal balance at March 31, 2003 was $244,200. The principals have received a commitment from another financial institution to refinance the loan.

In August 2002, the Bank renewed a working capital line of credit, originated in January 2001 and in June 2001 renewed a loan originated in August 1999 to purchase a 68% interest in a hotel to a limited liability company owned by directors Lindroth, Gerou and former director Michael Henrickson, guaranteed by the principals. Mr. Henrickson left the board of directors in 2002. The highest aggregate principal amount outstanding to the limited liability company since January 1, 2002 was $327,995, the interest rates were prime plus one percent and the loans have been paid off.

In September 2002, the Bank renewed and increased a working capital line of credit, originated in July 2001, to a company 46% owned by former director Michael Henrickson, who left the board in September 2002. In December 1998, the Bank approved a seven-year term loan to term out a line of credit for the company. The loans are secured by accounts receivable and guaranteed by the principals. The highest aggregate principal amount outstanding on the loans since January 1, 2002 was $3,140,802, the interest rates are prime plus one percent, and the aggregate principal balance at March 31, 2003 was $2,713,298.

Mr. Glen Tolksdorf, a former director who resigned in December 2002, has several loans with the Bank for his various enterprises. In September 2002, the Bank renewed two single payment notes to acquire real estate, originated in August 2000; in August 2002, the Bank renewed a working capital line of credit originated in April 1999 and extended a single payment note originated in April 2001. The highest aggregate principal amount outstanding on the loans since January 1, 2002 was $2,572,619, the interest rates are prime plus one percent, and the aggregate principal balance at March 31, 2003 was $2,385,692.

Mr. Wesley Hoffman, a former director who resigned in October 2002, and his related interests have several loans with the Bank. The loans include a personal loan to purchase real estate guaranteed by a related entity, which was approved in June 2001; an unsecured personal line of credit approved in August 2002; a secured 5-year term loan to a related entity approved in February 2001 and a 5-year term loan to a related entity, which is one-third owned by Mr. Hoffman, approved in November 2000 to purchase real estate, secured by the real estate and guaranteed by the principals. The term loan approved November 2000 was paid off in April 2003. The highest aggregate principal amount outstanding on the loans since January 1, 2002 was $911,022, the interest rates are prime plus one percent, and the aggregate principal balance at April 3, 2003 was $473,118.

In April 1999, the Bank approved a five-year term loan to term out a construction loan and related expenses for a hotel to be owned and operated by a limited liability company, 68% owned by a related interest of directors Gerou, Lindroth and former director Henrickson. The loan is secured by the real estate and all assets and guaranteed by the partners. The highest aggregate principal amount outstanding since January 1, 2002 was $3,108,094, the interest rate is prime plus one percent and the loan principal balance at March 31, 2003 was $3,001,353.

In April 2002, the Bank approved a $6,000,000 unsecured line of credit to a related party of director Bouschor. The purpose of the loan was for $1,000,000 in new funds to renovate a building and to refinance an existing loan, originated in February 2000. The highest aggregate principal balance on the loan since January 1, 2002 was $6,000,000, the interest rate is 5.5% tax exempt, and the principal balance at March 31, 2003 was $5,617,313.

Mr. Lindroth is the owner of the insurance agency that the Corporation uses for purchasing liability, property, casualty and automobile insurance. In 2002, Mr. Lindroth's agency earned $70,053 in commissions for insurance sold to the Corporation and its subsidiaries.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

As of February 25, 2003, no person was known by management to be the beneficial owner of more than 5% of the outstanding common stock of the Corporation, except as follows:

Name and Address of  Amount and Nature of
 Beneficial Owner    Beneficial Ownership   Approximate Percent of Class
-------------------  --------------------   ----------------------------
  Ernest D. King        515,792                   7.3%
   Vides E. King
   P.O. Box 216
Naubinway, MI 49762

The information in the following table sets forth the beneficial ownership of the Corporation's common stock by each of the Corporation's directors, each of the executive officers listed in the Summary Compensation Table and by all directors and executive officers of the Corporation as a group, as of February 25, 2003. Except as noted, beneficial ownership is direct and the person indicated has sole voting and investment power. Indicated options are exercisable within 60 days of February 25, 2003.

                                                         Amount and Nature of        Approximate
                                                        Beneficial Ownership(1)    Percent of Class
                                                        -----------------------    ----------------
Dennis Bittner......................................              7,734                   *
Bernard Bouschor....................................            277,358(2)               3.9%
Ronald Ford.........................................            240,921(3)               3.3%
Stanley Gerou.......................................            118,033(4)               1.7%
John Lindroth.......................................             81,114(5)               1.2%
Sherry Littlejohn...................................            183,025(6)               2.5%
Stephen Madigan.....................................             11,445(7)                *
Spencer Shunk.......................................             59,138(8)                *
All directors and executive officers as a group (8
  persons)..........................................            979,408                 13.1%

*Less than 1.0%
      (1) Includes options for 6,500 shares for Messrs. Bittner, Madigan and Shunk, 18,600 shares for Messrs. Bouschor, Gerou and Lindroth, 236,000 shares for Mr. Ford, 173,665 shares for Ms. Littlejohn, and 484,965 shares for all directors and executive officers as a group.
      (2) Includes 258,456 shares held by the Sault Ste. Marie Tribe of Chippewa Indians as to which Mr. Bouschor may be deemed to share voting and dispositive power. Mr. Bouschor disclaims beneficial ownership of these shares.
      (3) Includes 326 shares held by Mr. Ford's spouse and her children as to which Mr. Ford disclaims beneficial ownership.
      (4) Includes 13,156 shares owned jointly with Mr. Gerou's spouse and 42,828 shares held by Mr. Gerou's spouse's revocable trust as to which Mr. Gerou may be deemed to have shared voting and dispositive power. Includes 621 shares held by Mr. Gerou's spouse and children as to which Mr. Gerou disclaims beneficial ownership.

      (5) Includes 52,200 shares held jointly with Mr. Lindroth's spouse or by Mr. Lindroth's children as to which Mr. Lindroth may be deemed to have shared voting and dispositive power.
      (6) Includes 205 shares held jointly with children as to which Ms. Littlejohn may be deemed to have shared voting and dispositive power. Includes 9,038 shares held by Ms. Littlejohn in the Bank's 401(k) plan.
      (7) Includes 2,205 shares held by Mr. Madigan's spouse's revocable trust as to which Mr. Madigan may be deemed to have shared voting and dispositive power.
      (8) Includes 42,143 shares owned jointly with Mr. Shunk's spouse.

SECTION 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers and directors, and persons who own more than 10% of the Corporation's common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on a review of filings furnished to it, the Corporation believes that all reports required to be filed under Section 16(a) for 2002 were filed.

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Corporation's common stock with that of the cumulative total return on the NASDAQ Bank Stocks Index and the NASDAQ Market Index for the five-year period ended December 31, 2002. The following information is based on an investment of $100, on December 31, 1997 in the Corporation's common stock, the NASDAQ Bank Stocks Index, and the NASDAQ Market Index, with dividends reinvested. Prior to April 18, 2000, there had been only limited trading in the Corporation's common stock, there had been no market makers for such shares, and the Corporation's common stock had not traded on any stock exchange or on the NASDAQ market. Accordingly, the returns reflected in the following graph and table for the period prior to April 18, 2000 are based on sale prices of the Corporation's stock of which management is aware. There may have been sales at higher or lower prices of which management is not aware. Between April 18, 2000 and August 30, 2001, the Corporation's common stock was traded on the NASDAQ Bulletin Board. Commencing August 31, 2001, the Corporation's common stock began trading on the NASDAQ SmallCap Market under the symbol "NCFC."

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                      AMONG NORTH COUNTRY FINANCIAL CORP.,
                    NASDAQ MARKET INDEX AND PEER GROUP INDEX

[PERFORMANCE GRAPH]

                   ASSUMES $100 INVESTED ON DECEMBER 31, 1997
                      ASSUMES DIVIDEND PAYMENTS REINVESTED
                        FISCAL YEARS ENDING DECEMBER 31

                                                  1997     1998      1999      2000      2001      2002
                                                  ----     ----      ----      ----      ----      ----
North Country Financial Corporation               100     141.92    124.54     40.14     49.38     16.74
NASDAQ Bank Stocks Index                          100     102.59     96.62    108.17    118.01    120.09
NASDAQ Market Index                               100     141.04    248.76    156.35    124.64     86.94

Source: Media General Financial Services, Richmond, Virginia.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The financial statements of the Corporation for the year ended December 31, 2002 have been examined by Plante & Moran, PLLC, independent public accountants. A representative of Plante & Moran is expected to be at the meeting and will have an opportunity to make a statement and will be available to answer appropriate questions. Plante & Moran has been appointed by the audit committee of the board of directors as the independent public accountants of the Corporation and its subsidiaries for the year ending December 31, 2003.

A change in the Corporation's independent public accountants occurred during 2002. The change has been reported on Form 8-Ks filed during 2002. On August 28, 2002, Wipfli Ullrich Bertelson LLP ("Wipfli") resigned as the independent auditor of the Corporation's financial statements for the year ending December 31, 2002. The reason for the decision to resign was solely the Corporation's desire to outsource internal audit, regulatory compliance, and financial reporting services to Wipfli, which would preclude Wipfli from serving as the Corporation's independent auditor.

Wipfli's report on the Corporation's financial statements for the year ended December 31, 2001, and prior thereto, did not contain any adverse opinion nor disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the Corporation's two most recent fiscal years, and for the interim periods following December 31, 2001, through the date of Wipfli's resignation, there had been no disagreements with Wipfli on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Wipfli, would have caused Wipfli to make a reference to the subject matter of the disagreements in connection with its reports.

The Corporation provided Wipfli with a copy of the Form 8-K disclosure and Wipfli furnished a letter addressed to the SEC stating Wipfli agreed with the foregoing statements. A copy of Wipfli's letter to the SEC was filed as Exhibit
16.1 to the report on Form 8-K dated August 28, 2002.

The firm of Rehmann Robson of Saginaw, Michigan, had initially been engaged to perform the audit of the Corporation's financial statements for the fiscal year ending December 31, 2002. On November 11, 2002, Rehmann Robson resigned as the independent auditor of the Corporation's financial statements for the year ending December 31, 2002. Rehmann Robson did not audit any year-end financial statements included on Form 10-K nor review any quarterly reports of the Corporation on Form 10-Q. The Corporation provided Rehmann Robson with a copy of the disclosure regarding Rehmann Robson and Rehmann Robson furnished a letter addressed to the SEC stating Rehmann Robson agrees with the foregoing statements regarding Rehmann Robson.

A copy of Rehmann Robson's letter to the SEC was filed as Exhibit 16.1 to the report on Form 8-K dated November 11, 2002.

As noted on Form 8-K dated December 16, 2002, the firm of Plante & Moran, PLLC of Grand Rapids, Michigan, was engaged to perform an audit of the Corporation's financial statements for the year ending December 31, 2002.

                             SHAREHOLDER PROPOSALS

A shareholder proposal must be received by the Corporation no later than December 31, 2003 to be considered for inclusion in the proxy materials for the 2004 Annual Meeting of Shareholders. A shareholder proposal must be received 30 days prior to the meeting and comply with the other requirements in the Corporation's bylaws and articles of incorporation in order to be considered at the meeting.

                                 OTHER MATTERS

The board of directors is not aware of any matter to be presented for action at the meeting, other than the matters set forth herein. If any other business should come before the meeting, the proxy will be voted regarding the matter in accordance with the best judgment of the persons authorized in the proxy, and discretionary authority to do so is included in the proxy.

The cost of soliciting proxies will be borne by the Corporation. If requested, the Corporation will reimburse banks, brokerage houses and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy materials to their principals. In addition to solicitation by mail, officers and other employees of the Corporation and its subsidiaries may solicit proxies by telephone, facsimile or in person, without compensation other than their regular compensation.

The Annual Report of the Corporation for 2002 is included with this proxy statement. Copies of the report will also be available for all shareholders attending the annual meeting.

THE ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION WILL BE PROVIDED FREE TO SHAREHOLDERS UPON WRITTEN REQUEST. WRITE SHAREHOLDER RELATIONS DEPARTMENT, NORTH COUNTRY FINANCIAL CORPORATION, 130 SOUTH CEDAR STREET, MANISTIQUE, MICHIGAN 49854.

Shareholders are urged to sign and return the enclosed proxy in the enclosed envelope. A prompt response will be helpful and appreciated.

[X]      PLEASE MARK VOTES                    REVOCABLE PROXY
         AS IN THIS EXAMPLE         NORTH COUNTRY FINANCIAL CORPORATION                                WITH-        FOR ALL
                                                                                             FOR ALL   HOLD ALL     EXCEPT

         THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.     1. Election of Directors     [   ]     [   ]        [   ]
                                                                   (except as marked to the
The undersigned hereby appoints John D. Lindroth and               contrary below):
Stanley J. Gerou II, or either of them, with power
of substitution in each, proxies to vote,
as designated hereon, all of the undersigned's shares of
Common Stock of NORTH COUNTRY FINANCIAL CORPORATION, at            BERNARD A. BOUSCHOR        DENNIS BITTNER
the Annual Meeting of Shareholders to be held at the Grand
Traverse Resort and Spa, 100 Grand Traverse Village Boulevard,
Acme, Michigan 49610, on May 29, 2003, at 6:00 p.m., and         INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
any and all adjournments thereof:                                NOMINEE, MARK "FOR ALL EXCEPT" AND WRITE THAT NOMINEE'S NAME
                                                                 IN THE SPACE PROVIDED BELOW.

                                                                 -------------------------------------------------------------


                                                                2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO
                                                                   VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME
                                                                   BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

                                                                   The Board of Directors recommends a vote "FOR" the nominees listed above.

                                                                   PROPERLY EXECUTED PROXIES WILL BE VOTED AS MARKED AND, IF NOT
                                                                MARKED, WILL BE VOTED "FOR" ALL OF THE NOMINEES.

                                                                                     YOUR VOTE IS IMPORTANT.

                                                                   Whether or not you plan to attend, you can be sure your shares are represented at the meeting by promptly returning your completed proxy in the enclosed postage-paid envelope which is addressed to our tabulation service at:
                                                                                 Registrar and Transfer Company
                                        ------------------------                      10 Commerce Drive
Please be sure to sign and date         Date                                     Cranford, New Jersey 07016-3572
  this Proxy in the box below.
----------------------------------------------------------------


--- Stockholder sign above ----  Co-holder (if any) sign above -

    +                                                                      +
-------------------------------------------------------------------------------

/\ DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED. /\

                      NORTH COUNTRY FINANCIAL CORPORATION
                             130 SOUTH CEDAR STREET
                           MANISTIQUE, MICHIGAN 49854

    Please date, sign exactly as your name appears hereon, and mail promptly in the enclosed envelope which requires no postage if mailed in the United
States. When signing as attorney, executor, administrator, trustee, guardian, etc., give full title as such. If shares are held jointly both owners must sign.

                              PLEASE ACT PROMPTLY
                     SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

------------------------------------

------------------------------------

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